Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
November 4, 2019 Hess Midstream LP 1501 McKinney Street Houston, Texas 77010 Re: Registration Statement on Form S-4	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Ladies and Gentlemen:

We have acted as special counsel to Hess Midstream LP, a Delaware limited partnership (the “Company”), in connection with the proposed issuance of 17,062,655 of Class A shares representing limited partner interests in the Company (the “Shares”), pursuant to the terms and conditions set forth in (a) the Partnership Restructuring Agreement, dated as of October 3, 2019 (the “Restructuring Agreement”), by and among the Company and the other parties thereto and (b) the Agreement and Plan of Merger, dated as of October 3, 2019 (the “Merger Agreement”), by and among the Company, Hess Midstream GP LP, a Delaware limited partnership and the general partner of the Company, Hess Midstream Ventures II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Hess Midstream Partners LP, a Delaware limited partnership (“HESM”), Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of HESM, and Hess Infrastructure Partners GP LLC, a Delaware limited liability company. The Shares are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2019 (Registration No. 333– 234095) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement, the Restructuring Agreement and the Merger Agreement, the Shares will be validly issued and, under the Delaware LP Act, the recipients of the Shares will have no obligation to make further payments for the Shares or contributions to the Company solely by reason of their ownership of the Shares or their status as limited partners of the Company, and such recipients will have no personal liability for the obligations of the Company solely by reason of being limited partners of the Company.

November 4, 2019

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

  /s/ Latham &Watkins LLP